SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Supplement to Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POST PROPERTIES, INC.

One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2003

      The following information supplements and amends the Proxy Statement, dated April 4, 2003 (the “Proxy Statement”), of Post Properties, Inc. (“Post Properties”) furnished to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Post Properties for use at the 2003 Annual Meeting of Shareholders, which is scheduled to be held on Thursday, May 22, 2003, at 9:00 a.m. local time at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057 and at any adjournments or postponements thereof (the “2003 Annual Meeting”). This Supplement, which should be read in conjunction with the Proxy Statement, is first being furnished to shareholders of Post Properties on or about April 23, 2003.

      Only holders of record of shares of common stock of Post Properties at the close of business on March 25, 2003 are entitled to receive notice of and to vote at the 2003 Annual Meeting.

      On April 7, 2003, Mr. John A. Williams publicly announced his intention to seek to gain control of the Board by soliciting proxies in an effort to elect a slate of five nominees, selected by him, at the 2003 Annual Meeting. The five nominees that Mr. Williams is seeking to place on the Board are referred to herein as the “Williams Nominees.” Together with Mr. Williams, who currently is a Board member, the Williams Nominees, if elected, would constitute a majority of the membership of the entire Board.

      THE BOARD RECOMMENDS THAT SHAREHOLDERS REJECT MR. WILLIAMS’ PROXY SOLICITATION AND THE WILLIAMS NOMINEES. THE BOARD URGES SHAREHOLDERS TO VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES NAMED IN POST PROPERTIES’ PROXY STATEMENT.

      YOU CAN VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID RETURN ENVELOPE. IF YOU PREVIOUSLY VOTED ON MR. WILLIAMS’ GOLD PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOUR LATER DATED WHITE PROXY CARD WILL REVOKE ANY PRIOR PROXY. IT IS YOUR LATEST DATED PROXY WHICH COUNTS.

RECENT DEVELOPMENTS

      On April 4, 2003, Post Properties commenced mailing to its shareholders its Proxy Statement for the 2003 Annual Meeting.

      On April 7, 2003, Mr. Williams publicly announced his intention to seek to gain control of the Board by soliciting proxies in an effort to elect his own slate of five director nominees to the Board at the 2003 Annual Meeting. On the same day, he filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). Mr. Williams also announced that he had withdrawn his pending lawsuit against Post Properties, which is described in the Proxy Statement under the caption “Executive Compensation — Legal Proceedings Involving Directors.”

      On April 14, 2003, Mr. Williams announced that one of his five nominees was being replaced with a new nominee.

      On April 16, 2003, Post Properties issued a press release stating its position with respect to Mr. Williams’ attempt to gain control of the Board. The text of the press release is as follows:

“ATLANTA, April 16, 2003 — Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today issued a statement regarding its position on the preliminary proxy statement filed by John Williams, Post’s founder, former chairman and former CEO, in which he states his intention to solicit proxies in an effort to gain control of Post’s Board of Directors. Mr. Williams holds (and is eligible to vote) approximately 2.3%* of Post’s common stock. The Company stated:

•	Mr. Williams’ recent legacy at Post is one of overly rapid geographic expansion into unfamiliar markets, substantial cost overruns and missed schedules on new developments with lease-up rates below projections, and a series of quarterly earnings disappointments beginning with Post’s October 2, 2000 pre-announcement and continuing through 2001. Post’s total shareholder returns underperformed the multifamily peer group (as identified by Mr. Williams) for the five-year period prior to his resignation as CEO.

•	Under David Stockert’s leadership, the current management is proactively working to address the challenges created during Mr. Williams’ tenure as CEO and is committed to delivering improved operating performance and future growth.

•	Since last July, Post’s property management team, with over 100 years of combined multifamily experience, has improved its relative same-property operating performance in Atlanta and Dallas, its two largest markets.

•	The Company continues to reduce overhead and property operating costs.

•	The Company is committed to continuing to build the Post brand by ensuring the quality of its properties. In Post’s most recent independently conducted resident survey, the Company received the highest overall rating for resident satisfaction that it has received in the last two years.

•	The Company continues to selectively sell assets in a highly competitive auction format in order to dispose of non-strategic properties, exit certain single-asset markets and strengthen the balance sheet.

•	Mr. Williams’ departure as CEO and Chairman was directly correlated to his failure to plan for the future and his reluctance to relinquish authority. Now, through his proxy contest, he is trying to undermine his appointed successor in order to regain control of Post. If Mr. Williams succeeds it is unlikely that the Company would be able to attract qualified management in the future.

•	As a major unitholder, Mr. Williams faces tax considerations that are not shared by holders of common stock. For example, upon the sale of certain properties, unitholders like Mr. Williams could incur substantial tax liabilities without receiving corresponding cash distributions. Unitholders could also face unfavorable tax consequences in the case of the sale of the Company. These tax considerations result in a potential misalignment of interest between unitholders and the holders of Post common stock.

•	Mr. Williams appears unable to distinguish between his own needs and those of the Company and its shareholders. In this regard, the Company recently received a third-party preliminary acquisition inquiry — at only a slight premium — which stated that it could accommodate the unitholders with special tax-deferred arrangements. The Board, other than Mr. Williams, decided that this inquiry did not warrant further pursuit. It was not surprising that Mr. Williams, the Company’s largest unitholder, was the only board member with an interest in pursuing the inquiry.

*	Subsequent to issuance of the April 16, 2003 press release, Post Properties learned that Mr. Williams had converted certain non-voting units into shares of common stock and that as a result, his percentage ownership of common stock is approximately 2.5%.

•	This proxy contest is about the long-term future of Post Properties. The current Board and management strongly believe that Post must be run like any other public company — for the benefit of all shareholders — and are committed to doing just that.

Robert C. Goddard III, Chairman of the Board of Directors of Post Properties, said, ‘Members of this Board have longstanding personal and professional relationships with John Williams and several have served with him on Post’s Board for many years. Notwithstanding Mr. Williams’ many contributions to Post over the years, the Board has been dismayed by his failure to constructively support a transition to new leadership and his persistent efforts to undermine current management. Under Dave Stockert’s leadership, the Board is confident that Post is now moving in the right direction. If Mr. Williams intends to solicit proxies, we are happy to put management’s track record and plan up against his and let the shareholders decide. We look forward to moving beyond the distraction of Mr. Williams’ proxy contest, and to delivering on Post’s potential and enhancing value for all Post shareholders.’ ”

MISCELLANEOUS INFORMATION

Participants in the Solicitation

      Under applicable regulations of the SEC, members of the Board and certain officers and employees of Post Properties may be deemed to be “participants” with respect to Post Properties’ solicitation of proxies in connection with the 2003 Annual Meeting. Certain information concerning participants is set forth in the Proxy Statement, this Supplement and in Annex A hereto.

Separation Agreements

      On April 9, 2003, Post Properties announced that R. Gregory Fox, Post Properties’ Chief Financial Officer, and Douglas S. Gray, Post Properties’ Executive Vice President of Asset Management, would be leaving Post Properties shortly. Messrs. Fox and Gray have agreed to continue in their current roles until their successors are identified. Post Properties is commencing a search to identify qualified candidates for the positions of Chief Financial Officer and Chief Investment Officer.

      Post Properties is in the process of negotiating the separation agreements (the “Separation Agreements”) for Messrs. Fox and Gray, the material terms of which are described below. It is contemplated that the effective date (the “Effective Date”) of the Separation Agreements will be July 1, 2003 or such earlier date as the Chief Executive Officer may determine. Under the Separation Agreements, Messrs. Fox and Gray each will be entitled to certain payments and benefits. These payments and benefits include, among other things, the following:

•	salary continuation for 52 weeks, beginning on the Effective Date ($315,000 for Mr. Fox and $210,000 for Mr. Gray),

•	a lump sum payment on the Effective Date equal to 26 weeks of salary ($157,500 for Mr. Fox and $105,000 for Mr. Gray),

•	the continuation of medical benefits for 52 weeks, beginning on the Effective Date (provided that such benefits will terminate upon enrollment in another health insurance plan),

•	the restrictions on any restricted stock would lapse on the Effective Date,

•	each individual will be treated as if he remained employed by Post Properties for purposes of determining the extent to which each has a right to exercise stock options, and

•	a bonus equal to the sum of: (i) the remaining principal balance and interest of any stock ownership loans made to each individual, less (ii) the net proceeds from the sale of the stock purchased with the stock ownership loan, plus (iii) the estimated tax liability resulting from such bonus.

      In addition, in May 2001, Post Properties loaned Mr. Fox $100,000 in order to allow him to purchase shares of its common stock. In connection with the May 2001 loan, Post Properties entered into an agreement to forgive the loan in installments equal to $20,000 each year. To date, Post Properties has forgiven $40,000 or 40% of the original principal amount of the loan. Under the Separation Agreement for Mr. Fox, Post Properties will pay Mr. Fox a bonus equal to: (i) the remaining principal balance and interest of the May 2001 loan, less (ii) the net proceeds from the sale of 60% of the stock purchased with the May 2001 loan, plus (iii) the estimated tax liability from such bonus.

      Pursuant to the proposed terms of the Separation Agreements, Messrs. Fox and Gray each would agree to protect Post Properties’ confidential information. In addition, Messrs. Fox and Gray each would agree to refrain from soliciting Post Properties’ employees until December 31, 2004.

      Notwithstanding the foregoing, if a “change of control” occurs prior to the Effective Date, pursuant to the terms of Messrs. Fox’s and Gray’s change of control agreements (which are described in the Proxy Statement and Annex A, respectively), both Mr. Fox and Mr. Gray will be deemed to have been terminated without cause as of the date of the change of control and the Separation Agreements will be null and void. In the event of a change of control, any payments or benefits due to Messrs. Fox or Gray would be determined under each individual’s existing change of control agreement.

Glover Employment and Noncompetition Agreements

      John T. Glover, a director and former Vice Chairman of the Board, entered into an employment agreement (the “Glover Employment Agreement”) with Post Properties, effective from January 1, 2002 until May 30, 2016. The Glover Employment Agreement provides that Mr. Glover would have the position of Vice Chairman of the Board. The Glover Employment Agreement also provides that Mr. Glover would receive a minimum base salary of $100,000. Mr. Glover’s duties and responsibilities under the Glover Employment Agreement are part-time and consultative in nature. The Glover Employment Agreement provides for continued participation in Post Properties’ employee benefit plans as well as for the continuation of various executive perquisites consistent with perquisites provided under his previous employment agreement. The perquisites include the use of an aircraft in which Post Properties has a fractional ownership interest, an automobile allowance, and office space and secretarial services provided by Post Properties. If the Glover Employment Agreement is terminated by Post Properties without cause or by Mr. Glover after a change in duties or title or a change of control, Mr. Glover would continue to receive his current base salary and other benefits and perquisites until the end of the term of the Glover Employment Agreement, any unvested stock options would become immediately exercisable and the restriction on any restricted stock would lapse. Currently, all of Mr. Glover’s options have vested and he does not own any restricted stock. In the event of a termination by Post Properties for cause, Mr. Glover would not be entitled to receive his current base salary or any of the perquisites and benefits provided exclusively by the Glover Employment Agreement. In the event that the Williams Nominees are elected to the Board at the 2003 Annual Meeting, a change of control will be deemed to have occurred under the Glover Employment Agreement. On February 20, 2003, Mr. Glover ceased to serve as Vice Chairman.

      Mr. Glover has entered into a noncompetition agreement with Post Properties and Post Apartment Homes, L.P. This agreement prohibits him, subject to certain limited exceptions, from engaging in managerial responsibilities directly or indirectly in the development, operation, management, leasing or landscaping of any upscale multi-family community for the period of his employment by Post Properties or its affiliates and for two years from the termination of his employment and, subject again to certain exceptions and time limits, from soliciting employees or soliciting customers following a termination of employment or from divulging trade secrets or confidential information.

Williams Employment Agreement

      On February 20, 2003, Mr. Williams ceased to serve as Chairman and was appointed as Chairman Emeritus. A summary of Mr. Williams’ employment agreement is described in the Proxy Statement under the caption “Executive Compensation — Noncompetition Agreements, Employment Agreements and Change of Control Agreements.”

Certain Effects of a Change of Control

      The current Board consists of eleven directors. Mr. Arthur M. Blank, a director of Post Properties, has informed Post Properties that he intends to resign from the Board at the time of the 2003 Annual Meeting. Accordingly, upon Mr. Blank’s resignation, the Board will be reduced in size to ten members. If the Williams Nominees are elected to the Board at the 2003 Annual Meeting, Mr. Williams together with the Williams Nominees will hold six of ten positions on the Board and will constitute a majority of the Board. Under such circumstances, there may be a “change of control” under certain debt instruments and employee benefits plans of Post Properties. The debt instruments and benefits plans that could be affected by Mr. Williams’ proxy solicitation, if successful, are described below.

     Lines of Credit

      Post Properties’ principal operating partnership, Post Apartment Homes, L.P. (“Post Apartment Homes”), has a $320 million three-year syndicated revolving line of credit (the “Revolver”), which matures in April 2004. As of December 31, 2002, $185 million was outstanding under this facility. With respect to the Revolver, a “change of control” will occur if a majority of the members serving on the Board during any twelve month period cease to serve on the Board for any reason other than disability or death. If a change of control is deemed to occur, the administrative agent may terminate the Revolver at the direction of banks holding at least two-thirds of the total commitments under the Revolver and require Post Apartment Homes to repay any outstanding indebtedness under the Revolver.

      Post Apartment Homes also has a $20 million unsecured line of credit, which matures in June 2003. As of December 31, 2002, $11.4 million was outstanding under this facility. With respect to this unsecured line of credit, a “change of control” will occur if a majority of the members comprising the Board during any twelve month period cease to serve on the Board for any reason other than retirement after age 59, disability or death. If a change of control is deemed to occur, the lender may elect to terminate this facility and require Post Apartment Homes to repay any outstanding indebtedness under it.

     Senior Notes

      As of December 31, 2002, Post Apartment Homes had $708 million of unsecured senior notes outstanding (collectively, the “Senior Notes”). Under the indentures governing the outstanding Senior Notes, if a default is deemed to occur with respect to other debt instruments (such as the Revolver) that results in Post Apartment Homes’ failure to pay outstanding indebtedness when due, such default may result in an “event of default” for the Senior Notes. Specifically, under the indentures of the Senior Notes, if a default is deemed to occur with respect to recourse indebtedness or under any mortgage or other similar encumbrance, indenture or instrument, including any indenture which secures any indebtedness or borrowed money, in excess of $5 million for Senior Notes issued prior to September 2000 and $20 million for all other Senior Note issuances, and such default results in acceleration of the maturity of the outstanding principal amount (unless such acceleration is rescinded or the indebtedness is discharged), this event will result in a cross-default under the indentures governing the Senior Notes and the holders thereof may declare the aggregate principal amount of the Senior Notes due and payable.

     Fannie Mae Debt

      Post Apartment Homes is party to a credit enhancement agreement with the Federal National Mortgage Association (“Fannie Mae”) with respect to certain outstanding tax-exempt bonds (the “Tax Exempt

Bonds”) due through June 2025. As of December 31, 2002, there was $214.4 million aggregate principal amount of the Tax Exempt Bonds outstanding. In addition, on July 23, 1999, Post Apartment Homes issued $104 million of taxable bonds (the “Taxable Bonds,” and together with the Tax Exempt Bonds, the “Fannie Mae Bonds”). The Taxable Bonds mature in July 2029 and are secured by five apartment communities. As of December 31, 2002, there was $101 million aggregate principal amount of the Taxable Bonds outstanding. With respect to the Fannie Mae Bonds, a “change of control” is defined as the replacement of more than 50% (or such lesser percentage as is required for decision making by the Board) of the members of the Board over a one year period from the directors who constituted the Board at the beginning of such period and such replacements have not been approved by a vote of at least a majority of the Board still in office who either were members of the Board at the beginning of the one year period or whose election as members of the Board was previously so approved. If a “change of control” is deemed to occur with respect to the Fannie Mae Bonds, Fannie Mae can elect to declare any outstanding amounts due and accelerate the payment thereof.

Employee Benefit Plans

      Under two of Post Properties’ employee benefit plans, the Deferred Compensation Plan for Directors and Eligible Employees (the “Deferred Compensation Plan”) and the 2002 Shareholder Value Plan (collectively, the “Plans”), a “change of control” will be deemed to have occurred if the members who at the beginning of any period of two consecutive years or less constitute the Board cease for any reason during such period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the applicable period.

      If a change of control is deemed to occur under the Deferred Compensation Plan, participants who have elected to receive payment of deferred compensation upon a change of control will receive a portion of their deferred compensation at the time of such change of control. It is estimated that the aggregate amount of deferred compensation is approximately equal to $1 million. Further, in the event of a change of control, a “rabbi trust”, which holds assets to fund Post Properties’ obligations under the Deferred Compensation Plan, will become irrevocable. As a result, Post Properties will no longer have the option of removing assets from such rabbi trust for other purposes. A change of control event also requires that payments under the Deferred Compensation Plan be made directly by the trustee to participants. In addition, payments will be due to directors who have deferred compensation if they are not re-elected.

      Under the 2002 Shareholder Value Plan, if a change of control occurs, each participant in the plan will receive the greater of: (i) the full amount of his or her target bonus for the 2002 and 2003 performance periods or (ii) a percentage of his or her target bonus based on Post Properties’ performance in benchmark rankings.

Information Regarding Ownership of Post Properties’ Securities by Management

      The following table amends and restates the information with respect to directors and executive officers set forth in the Proxy Statement under the caption “Common Stock Ownership by Management and Principal Shareholders.” This table sets forth the beneficial ownership of shares of common stock as of March 25, 2003, rounded down to the nearest whole share. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

				Total Number
	Number		Number of	of Units
Name and Address	of Shares		Exercisable	Beneficially		Percent of
of Beneficial Owner	Owned		Options(1)	Owned(2)	Total	Class(3)

Robert L. Anderson	4,611	(4)	6,226	—	10,837	*
Arthur M. Blank	31,281		16,876	—	48,157	*
Herschel M. Bloom	11,179		16,876	—	28,055	*
Russell R. French	8,234		17,241	—	25,475	*
John T. Glover(5)	346,269	(6)	465,311	568,744 (7)	1,380,324	3.6%
Robert C. Goddard, III	25,817	(8)	323	—	26,140	*

				Total Number
	Number		Number of	of Units
Name and Address	of Shares		Exercisable	Beneficially			Percent of
of Beneficial Owner	Owned		Options(1)	Owned(2)		Total	Class(3)

Charles E. Rice	17,458		15,248	—		32,706	*
L. Barry Teague(9)	—		436	814,046	(10)	814,482	2.1%
Ronald de Waal	466,542	(11)	6,226	—		472,768	1.3%
John A. Williams(12)(13)	918,146	(14)	413,071	1,559,679	(15)	2,890,896	7.4%
David P. Stockert	71,323	(16)	70,000	—		141,323	*
R. Gregory Fox	32,529	(17)	119,836	—		152,365	*
John B. Mears	26,474	(18)	110,800	—		137,274	*
Thomas L. Wilkes	42,479	(19)	73,817	—		116,296	*
All directors and executive officers as a group (17 persons)	1,980,809		1,495,161	3,002,469		6,478,439	15.5%

*	Less than 1%

(1)	Includes options that become exercisable on or before May 24, 2003. Assumes options that become exercisable when the market price of Post Properties common stock maintains a certain level will not become exercisable on or before May 24, 2003.

(2)	Includes the number of shares of common stock into which units of limited partnership interests in Post Apartment Homes, L.P. (“Units”) beneficially owned by the person are redeemable (if Post Properties elects to issue shares of common stock rather than pay cash upon such redemption). Units are redeemable for common stock or cash, at Post Properties’ option.

(3)	Based on an aggregate of 37,325,182 shares of common stock issued and outstanding as of March 25, 2003. Assumes that all options beneficially owned by the person are exercised and all Units beneficially owned by the person are redeemed for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised and none of the Units beneficially owned by other persons are redeemed for shares of common stock.

(4)	Includes 3,000 shares of common stock held by Mr. Anderson’s spouse.

(5)	Mr. Glover is only entitled to vote 0.9% of the outstanding common stock entitled to vote at the 2003 Annual Meeting, since only shares of common stock are entitled to vote. Accordingly, all other equity interests beneficially owned by Mr. Glover are not entitled to vote at the 2003 Annual Meeting.

(6)	Includes (a) 405 shares of common stock owned by Mr. Glover’s spouse, (b) 25,250 shares of common stock owned by The Glover Family Foundation, Inc. and (c) 1,796 shares of common stock credited to Mr. Glover’s account under the 401(k) Plan.

(7)	Includes (a) 405,426 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of certain limited partnerships and (b) 94,428 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of a corporation.

(8)	Includes 4,200 shares of common stock deemed beneficially owned by Mr. Goddard through GIG REIT Fund #1.

(9)	Mr. Teague is not entitled to vote at the 2003 Annual Meeting, since only shares of common stock are entitled to vote, and Mr. Teague does not directly own any shares of common stock.

(10)	Includes (a) 369,992 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Teague through his control of a partnership, (b) 312 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Teague through his control of a corporation, and (c) 51,637 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Teague through certain trusts, of which Mr. Teague’s wife is the trustee and Mr. Teague’s children are beneficiaries.

(11)	Includes 440,000 shares of common stock deemed beneficially owned by Mr. de Waal through his control of certain corporations.

(12)	The address of Mr. Williams is One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia, 30327-3057.

(13)	Mr. Williams is only entitled to vote 2.5% of the outstanding common stock entitled to vote at the 2003 Annual Meeting, since only shares of common stock are entitled to vote. Accordingly, all other equity interests beneficially owned by Mr. Williams are not entitled to vote at the 2003 Annual Meeting.

(14)	Includes (a) 1,405 shares of common stock held by Mr. Williams’ spouse, (b) 25,500 shares of common stock owned by the John A. Williams Foundation, Inc. and (c) 3,082 shares of common stock credited to Mr. Williams’ account under the 401(k) Plan.

(15)	Includes 1,469,918 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Williams through control of certain limited partnerships.

(16)	Includes 207 shares of common stock credited to Mr. Stockert’s account under the 401(k) Plan.

(17)	Includes 456 shares of common stock credited to Mr. Fox’s account under the 401(k) Plan.

(18)	Includes 542 shares of common stock credited to Mr. Mears’ account under the 401(k) Plan.

(19)	Includes 348 shares of common stock credited to Mr. Wilkes’ account under the 401(k) Plan.

Method and Cost of Proxy Solicitation

      As a result of the proxy contest initiated by Mr. Williams, Post Properties will incur substantial additional costs in connection with its solicitation of proxies. Post Properties has retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for a fee of $200,000 plus out-of-pocket expenses. Innisfree will employ approximately 50 people to solicit proxies from Post Properties’ shareholders. Post Properties has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with Innisfree’s engagement.

      Expenses related to the solicitation of proxies from shareholders, in excess of those normally spent for an annual meeting, are expected to aggregate up to approximately $4 million, of which approximately $500,000 has been spent to date.

Forward-Looking Statements

      Certain statements made in this Supplement and other written or oral statements made by or on behalf of Post Properties may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and Post Properties’ future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. Post Properties undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding Post Properties are included under the caption “Risk Factors” in Post Properties’ Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

ANNEX A

INFORMATION CONCERNING PARTICIPANTS IN

THE SOLICITATION OF PROXIES
BY POST PROPERTIES, INC.

      Under applicable SEC regulations, each member of the Post Properties Board (other than Mr. Williams) and certain officers and employees of Post Properties may be deemed a “participant” in the solicitation of proxies for the 2003 Annual Meeting. The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of the persons who may be deemed participants. Unless otherwise indicated, the principal occupation refers to such person’s position with Post Properties and the business address is Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.

Director Nominees

      The following table sets forth the name, principal occupation and principal business address of each of the director nominees, other than David P. Stockert, who is listed under the caption “Executive Officers” below:

Name	Principal Occupation	Business Address

Herschel M. Bloom	Partner, King & Spalding LLP	191 Peachtree Street, Atlanta, Georgia 30303

Russell R. French	General Partner, Noro-Moseley Partners	9 North Parkway Square, 4200 Northside Parkway, Atlanta, Georgia 30327

Robert C. Goddard, III	Chairman and Chief Executive Officer, Goddard Investment Group, LLC	3390 Peachtree Road, NE, Suite 1200, Atlanta, Georgia 30326-2821

L. Barry Teague	Principal, Walton Communities, LLC	2181 New Market Parkway, Marietta, Georgia 30067

Ronald de Waal	Chairman of the Board, We International, b.v.	de Waal International Management n.v., Ertbruggestraat 136, 2110 Wijnegen, Belgium

Incumbent Directors

      The following table sets forth the name, principal occupations and principal business address of each of the incumbent directors (other than Mr. Williams) whose terms do not expire at the 2003 Annual Meeting:

Name	Principal Occupation	Business Address

Robert L. Anderson	President, Ronus, Inc. President, Robert Anderson Consulting, LLC	3290 Northside Parkway, Suite 225, Atlanta, Georgia 30327
Arthur M. Blank	Chairman, President and Chief Executive Officer, AMB Group, LLC Chairman, President and Chief Executive Officer, Atlanta Falcons Football Club, LLC	3290 Northside Parkway, Suite 600, Atlanta, Georgia 30327
John T. Glover	Managing Partner J&SG Investments, LLC	4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327
Charles E. Rice	Chairman, Mayport Venture Partners LLC	50 North Laura Street, 42nd Floor, Jacksonville, Florida 32202

Executive Officers

      The principal occupations of each of Post Properties’ executive officers who are deemed participants are set forth below:

Name	Principal Occupation

David P. Stockert	President, Chief Executive Officer and Director
Thomas L. Wilkes	Executive Vice President and President, Post Apartment Management
R. Gregory Fox	Executive Vice President and Chief Financial Officer
John B. Mears	Executive Vice President, Development
Sherry W. Cohen	Executive Vice President and Corporate Secretary
Douglas S. Gray	Executive Vice President, Asset Management
Arthur J. Quirk	Senior Vice President and Chief Accounting Officer

Information Regarding Arrangements with Certain Participants

          Change of Control Agreements

      As described in the Proxy Statement, certain of the executive officers named in the Summary Compensation Table, including Messrs. Stockert, Wilkes, Fox and Mears, are parties to change of control agreements with Post Properties. Certain other participants, including Sherry W. Cohen and Douglas S. Gray, also are parties to change of control agreements with Post Properties. These change of control agreements may require Post Properties to make or provide certain payments and benefits to these executive officers in the event of a “change of control.” The material terms of the change of control agreements for Messrs. Stockert, Wilkes, Fox and Mears are described in the Proxy Statement under the caption “Executive Compensation – Noncompetition Agreements, Employment Agreements and Change of Control Agreements.” The change of control agreements for Ms. Cohen and Mr. Gray have substantially similar terms to the agreement for Mr. Mears. As described in the Supplement, Messrs. Fox and Gray are in the process of negotiating severance arrangements relating to the announcement that Messrs. Fox and Gray would be leaving Post Properties shortly.

Financial Advisor

      Post Properties has retained Merrill Lynch & Co. (“Merrill Lynch”) as its financial advisor in connection with, among other things, advice to Post Properties in connection with the solicitation of proxies by Mr. Williams.

      Certain employees of Merrill Lynch may also assist Post Properties in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with a limited number of institutions, brokers, or other persons who are shareholders of Post Properties. Merrill Lynch will not receive any separate fee for such solicitation activities. Except as otherwise provided below, Merrill Lynch does not admit that it or any of its directors, officers, employees or affiliates is a “participant,” as defined in Schedule 14A promulgated by the SEC, or that such Schedule 14A requires the disclosure of certain information concerning Merrill Lynch.

      Information with respect to the employees of Merrill Lynch who may assist in the solicitation of proxies is set forth below. The principal business address of each of the persons listed below is 4 World Financial Center, North Tower, New York, New York 10080.

Name	Principal Occupation

Martin Cicco	Co-Head and Managing Director, Real Estate Investment Banking
John Case	Managing Director, Real Estate Investment Banking

      Pursuant to the terms of Merrill Lynch’s engagement, Post Properties has paid, or has agreed to pay, the following fees to Merrill Lynch: (i) a retainer fee of $250,000; (ii) an additional fee of $1,500,000 if Post Properties is successful in its efforts with respect to Mr. Williams’ proxy solicitation to elect the Williams Nominees to the Board; and (iii) during the term of the engagement letter or within 18 months thereafter, additional fees as may be agreed upon between Post Properties and Merrill Lynch from time to time may be paid with respect to certain alternative transactions, including financing transactions in connection therewith, for which it would be customary for a company similar in type to Post Properties to engage an investment bank as a financial advisor. For a period of six (6) months following the 2003 Annual Meeting, any fees payable to Merrill Lynch pursuant to clause (ii) in the immediately preceding sentence will be credited against those fees owed to Merrill Lynch resulting from an alternative transaction, as described in clause (iii) in the immediately preceding sentence, after which no such credit will be provided. If Post Properties is not successful in its proxy solicitation, all obligations of Post Properties with respect to any alternative transaction, including any financing transaction in connection therewith, will terminate without any further action by Post Properties.

      Post Properties also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including travel and other expenses incurred in performing services in connection with its engagement, including reasonable fees and expenses of Merrill Lynch’s counsel; provided that such expenses, including the expenses incurred by legal counsel, do not exceed $50,000 without the prior written consent of Post Properties. Post Properties also has agreed to indemnify Merrill Lynch and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch’s engagement.

      Merrill Lynch and its affiliates have, in the past, provided financial services to Post Properties for which services Merrill Lynch received customary compensation. Merrill Lynch engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Merrill Lynch may trade securities of Post Properties for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of April 16, 2003, Merrill Lynch in total holds a long position of 87,941 shares of Post Properties common stock.

Information Regarding Ownership of Post Properties’ Securities by Participants

      The following table sets forth the beneficial ownership of equity securities of Post Properties as of March 25, 2003 for certain participants in this solicitation (rounded down to the nearest whole share where applicable). Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person has sole voting and dispositive power.

	Number	Number of
Name and Address	of Shares	Exercisable
of Beneficial Owner	Owned	Options(1)	Total

Sherry W. Cohen	17,299(2)	134,874	152,173
Douglas S. Gray	19,290(3)	28,000	47,290
Arthur J. Quirk	1,878(4)	—	1,878

(1)	Includes options that become exercisable on or before May 24, 2003. Assumes options that become exercisable when the market price of Post Properties’ common stock maintains a certain level will not become exercisable on or before May 24, 2003.

(2)	Includes (a) 400 shares of common stock held by Ms. Cohen’s spouse and (b) 541 shares of common stock credited to Ms. Cohen’s account under the 401(k) Plan.

(3)	Includes (a) 260 shares of common stock held by a managed account and (b) 379 shares of common stock credited to Mr. Gray’s account under the 401(k) Plan.

(4)	Includes 156 shares of common stock credited to Mr. Quirk’s account under the 401(k) Plan.

Information Regarding Transactions in Post Properties’ Securities by Participants

      The following table sets forth purchases and sales of Post Properties’ equity securities by the participants listed below since April 21, 2001. Unless otherwise indicated, all transactions were effected in the public market.

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

Directors:
Robert L. Anderson	06/30/01	92.47	(1)(a)
	06/30/01	9.07	(2)(a)
	09/30/01	107.87	(1)(a)
	09/30/01	11.72	(2)(a)
	12/31/01	98.40	(1)(a)
	12/31/01	14.64	(2)(a)
	12/31/01	3,000.00	(3)
	03/31/02	119.05	(1)(a)
	03/31/02	18.60	(2)(a)
	06/30/02	116.05	(1)(a)
	06/30/02	24.20	(2)(a)
	09/30/02	250.19	(1)(a)
	09/30/02	36.33	(2)(a)
	12/31/02	313.81	(1)(a)
	12/31/02	50.92	(2)(a)
	12/31/02	3,000.00	(3)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

Arthur M. Blank	07/06/01	1,571.25	(4)
	12/31/01	3,000.00	(3)
	01/18/02	1,636.26	(4)
	12/31/02	3,000.00	(3)
Herschel M. Bloom	07/06/01	314.05	(4)
	12/31/01	3,000.00	(3)
	01/18/02	327.25	(4)
	07/01/02	390.08	(4)
	12/31/02	3,000.00	(3)
	01/02/03	492.25	(4)
Russell R. French	06/30/01	92.47	(1)(a)
	06/30/01	24.31	(2)(a)
	07/06/01	785.52	(4)
	07/13/01	185.86	(2)
	07/16/01	62.23	(2)
	07/16/01	11.47	(2)(b)
	07/16/01	7.39	(2)(c)
	07/16/01	5.24	(2)(d)
	09/30/01	107.87	(1)(a)
	09/30/01	27.59	(2)(a)
	10/15/01	221.33	(2)
	10/16/01	69.07	(2)
	10/16/01	12.73	(2)(b)
	10/16/01	8.21	(2)(c)
	10/16/01	5.81	(2)(d)
	12/18/01	(113.00)	(5)
	12/31/01	98.40	(1)(a)
	12/31/01	31.53	(2)(a)
	12/31/01	3,000.00	(3)
	01/16/02	73.32	(2)
	01/16/02	13.51	(2)(b)
	01/16/02	8.71	(2)(c)
	01/16/02	6.17	(2)(d)
	01/18/02	409.06	(4)
	03/31/02	119.05	(1)(a)
	03/31/02	36.87	(2)(a)
	04/15/02	72.32	(2)
	04/15/02	13.33	(2)(b)
	04/15/02	8.59	(2)(c)
	04/15/02	6.08	(2)(d)
	06/12/02	(8,340.00)	(6)
	06/12/02	(396.00)	(6)(c)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

Russell R. French	06/12/02	(615.00)	(6)(b)
	06/17/02	(281.00)	(6)
	06/30/02	116.05	(1)(a)
	06/30/02	45.03	(2)(a)
	09/30/02	322.36	(1)(a)
	09/30/02	63.30	(2)(a)
	12/31/02	434.10	(1)(a)
	12/31/02	85.05	(2)(a)
	12/31/02	3,000.00	(3)
	12/31/02	58.92	(2)
John T. Glover	07/06/01	1,470.68	(4)
	07/13/01	19.90	(6)(f)
	07/13/01	5.63	(6)(f)
	07/13/01	2.05	(6)(f)
	07/16/01	7.75	(2)
	07/16/01	7.75	(2)(b)
	10/15/01	21.99	(6)(f)
	10/15/01	6.22	(6)(f)
	10/15/01	2.26	(6)(f)
	10/16/01	8.60	(2)
	10/16/01	8.60	(2)(b)
	01/15/02	23.49	(6)(f)
	01/15/02	6.65	(6)(f)
	01/15/02	2.42	(6)(f)
	01/16/02	9.13	(2)
	01/16/02	9.13	(2)(b)
	01/18/02	1,573.16	(4)
	02/11/02	76.93	(6)(f)
	03/01/02	0.01	(6)(f)
	04/12/02	23.09	(6)(f)
	04/12/02	8.24	(6)(f)
	04/12/02	2.37	(6)(f)
	04/15/02	9.01	(2)
	04/15/02	9.01	(2)(b)
	07/15/02	29.92	(6)(f)
	07/15/02	10.68	(6)(f)
	07/15/02	3.08	(6)(f)
	07/16/02	11.28	(2)
	07/16/02	11.28	(2)(b)
	10/15/02	34.66	(6)(f)
	10/15/02	12.37	(6)(f)
	10/15/02	3.57	(6)(f)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

John T. Glover	10/16/02	13.51	(2)
	10/16/02	13.51	(2)(b)
	11/14/02	(115,411.00)	(7)
	12/27/02	(6,200.00)	(5)
	12/27/02	(2,100.00)	(5)
	01/15/03	36.15	(6)(f)
	01/15/03	12.90	(6)(f)
	01/15/03	3.72	(6)(f)
	01/31/03	95.69	(6)(f)
	02/03/03	0.01	(6)(f)
Robert C. Goddard, III	05/23/02	323.00	(3)
	05/29/02	5,000.00	(6)
	09/25/02	2,800.00	(6)
	09/26/02	4,200.00	(6)(e)
	09/26/02	3,700.00	(6)
	09/27/02	9,505.00	(6)
	09/30/02	230.95	(1)(a)
	09/30/02	6.93	(2)(a)
	12/31/02	355.65	(1)(a)
	12/31/02	19.37	(2)(a)
Charles E. Rice	06/30/01	79.26	(1)(a)
	06/30/01	23.75	(2)(a)
	09/30/01	107.87	(1)(a)
	09/30/01	27.92	(2)(a)
	12/31/01	98.40	(1)(a)
	12/31/01	30.91	(2)(a)
	12/31/01	3,000.00	(3)
	03/31/02	119.05	(1)(a)
	03/31/02	36.21	(2)(a)
	06/30/02	116.05	(1)(a)
	06/30/02	44.28	(2)(a)
	09/30/02	107.87	(1)(a)
	09/30/02	27.02	(2)(a)
	12/31/02	98.40	(1)(a)
	12/31/02	14.64	(2)(a)
	12/31/02	351.81	(1)(a)
	12/31/02	52.36	(2)(a)
	12/31/02	3,000.00	(3)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

David P. Stockert	05/31/01	175,000	(3)
	06/25/01	20,000.00	(6)
	06/25/01	6,500.00	(6)
	06/27/01	26,500.00	(6)
	02/28/02	1,034.00	(8)
	03/01/02	76.93	(6)(f)
	03/01/02	0.01	(6)(f)
	04/12/02	1.71	(6)(f)
	06/07/02	3,000.00	(6)
	07/15/02	2.21	(6)(f)
	08/30/02	4,000.00	(6)
	08/30/02	5,000.00	(6)
	10/15/02	2.56	(6)(f)
	12/24/02	1,000.00	(6)
	01/15/03	2.67	(6)(f)
	01/30/03	2,082.00	(8)
	01/30/03	50,000.00	(3)
	01/31/03	121.79	(6)(f)
	02/03/03	0.01	(6)(f)
L. Barry Teague	01/23/02	(5,000.00)	(6)(b)
	01/23/02	(6,900.00)	(6)(b)
	01/23/02	(400.00)	(6)(b)
	01/23/02	(200.00)	(6)(b)
	01/24/02	(5,000.00)	(6)
	01/24/02	(3,900.00)	(6)
	01/24/02	(1,100.00)	(6)
	05/20/02	2,800.00	(6)
	05/20/02	200.00	(6)
	05/21/02	3,000.00	(6)
	05/23/02	6,000.00	(6)
	05/23/02	4,000.00	(6)
	05/23/02	8,000.00	(6)(b)
	06/04/02	2,000.00	(6)(b)
	06/04/02	1,700.00	(6)(b)
	06/05/02	1,300.00	(6)(b)
	06/05/02	3,000.00	(6)(b)
	06/05/02	3,000.00	(6)(b)
	06/05/02	10,000.00	(6)
	06/11/02	6,000.00	(6)
	06/18/02	(2,800.00)	(6)
	06/18/02	(200.00)	(6)
	06/18/02	(3,000.00)	(6)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

L. Barry Teague	06/18/02	(4,000.00)	(6)
	06/18/02	(8,000.00)	(6)(b)
	06/18/02	(2,000.00)	(6)(b)
	06/19/02	(6,000.00)	(6)
	06/19/02	(10,000.00)	(6)
	06/19/02	(6,000.00)	(6)
	06/19/02	(1,700.00)	(6)(b)
	06/19/02	(1,300.00)	(6)(b)
	06/19/02	(3,000.00)	(6)(b)
	06/19/02	(3,000.00)	(6)(b)
	10/09/02	3,100.00	(6)
	10/09/02	1,900.00	(6)
	10/09/02	1,400.00	(6)
	10/09/02	500.00	(6)
	10/09/02	1,900.00	(6)
	10/09/02	1,200.00	(6)
	10/09/02	5,000.00	(6)
	10/15/02	2,800.00	(6)
	10/15/02	2,800.00	(6)
	10/15/02	2,500.00	(6)
	10/15/02	2,200.00	(6)
	10/15/02	4,700.00	(6)
	10/30/02	(1,400.00)	(6)
	10/30/02	(500.00)	(6)
	10/30/02	(1,900.00)	(6)
	10/30/02	(1,200.00)	(6)
	10/31/02	5,000.00	(6)
	11/01/02	(3,100.00)	(6)
	11/01/02	(1,900.00)	(6)
	11/01/02	(2,800.00)	(6)
	11/01/02	(2,800.00)	(6)
	11/01/02	(2,500.00)	(6)
	11/01/02	(2,200.00)	(6)
	11/01/02	(4,700.00)	(6)
	02/20/03	436.00	(3)
Ronald de Waal	06/30/01	79.26	(1)(a)
	06/30/01	8.52	(2)(a)
	09/30/01	107.88	(1)(a)
	09/30/01	11.15	(2)(a)
	12/31/01	98.40	(1)(a)
	12/31/01	14.02	(2)(a)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

Ronald de Waal	12/31/01	3,000.00	(3)
	03/31/02	104.17	(1)(a)
	03/31/02	17.59	(2)(a)
	06/30/02	116.05	(1)(a)
	06/30/02	23.05	(2)(a)
	09/30/02	230.95	(1)(a)
	09/30/02	34.38	(2)(a)
	12/31/02	313.81	(1)(a)
	12/31/02	48.74	(2)(a)
	12/31/02	3,000.00	(3)
Executive Officers:
Sherry W. Cohen	07/23/01	5.69	(6)(f)
	08/08/01	(95.00)	(9)
	10/15/01	6.29	(6)(f)
	12/28/01	(90.00)	(5)
	01/15/02	6.72	(6)(f)
	02/11/02	76.93	(6)(f)
	02/28/02	968.00	(8)
	03/01/02	0.01	(6)(f)
	04/12/02	8.31	(6)(f)
	07/15/02	10.77	(6)(f)
	10/15/02	12.48	(6)(f)
	01/15/03	13.01	(6)(f)
	01/30/03	625.00	(8)
	01/30/03	15,000.00	(3)
	01/31/03	121.79	(6)(f)
	02/03/03	0.01	(6)(f)
R. Gregory Fox	05/31/01	25,000.00	(3)
	06/27/01	2,660.00	(6)
	07/06/01	70.59	(4)
	08/08/01	(96.00)	(9)
	01/18/02	75.51	(4)
	02/19/02	1,500.00	(6)
	02/28/02	1,699.00	(8)
	06/12/02	825.00	(6)
	07/01/02	88.25	(4)
	01/02/03	109.43	(4)
	01/30/03	1,666.00	(8)
	01/30/03	25,000	(3)
	02/27/03	1,800.00	(6)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

John B. Mears	06/25/01	(512.00)	(6)
	06/29/01	(264.00)	(5)
	07/06/01	95.59	(4)
	07/13/01	5.71	(6)(f)
	08/08/01	(82.00)	(9)
	10/15/01	6.11	(6)(f)
	01/15/02	6.74	(6)(f)
	02/11/02	76.93	(6)(f)
	02/28/02	1,601.00	(8)
	03/01/02	0.01	(6)(f)
	04/12/02	8.33	(6)(f)
	06/14/02	(71.00)	(5)
	07/01/02	358.49	(4)
	07/15/02	10.80	(6)(f)
	07/25/02	(290.00)	(5)
	10/15/02	12.51	(6)(f)
	01/02/03	444.53	(4)
	01/15/03	13.05	(6)(f)
	01/30/03	1,249.00	(8)
	01/30/03	20,000.00	(3)
	01/31/03	121.79	(6)(f)
	02/03/03	0.01	(6)(f)
Arthur J. Quirk	05/31/01	685.00	(8)
	05/31/01	(60.00)	(9)
	01/18/02	42.48	(4)
	02/11/02	45.82	(6)(f)
	02/28/02	258.00	(8)
	03/01/02	0.01	(6)(f)
	04/12/02	0.63	(2)
	04/12/02	1.02	(6)(f)
	05/31/02	(60.00)	(9)
	07/01/02	124.10	(4)
	07/15/02	1.45	(2)
	07/15/02	1.32	(6)(f)
	10/15/02	5.16	(2)
	10/15/02	1.52	(6)(f)
	12/31/02	153.88	(4)
	01/02/03	153.88	(4)
	01/15/03	1.59	(6)(f)
	01/30/03	312.00	(8)

		Number of Shares of Common
		Stock, Options to Purchase
		Shares of Common Stock, and
Name	Date	Units Acquired or (Disposed of)	Notes

Arthur J. Quirk	01/30/03	5,000.00	(3)
	01/31/03	205.06	(6)(f)
	02/03/03	0.01	(6)(f)
Douglas S. Gray	07/06/01	61.77	(4)
	07/13/01	2.93	(6)(f)
	08/08/01	(106.00)	(9)
	10/15/01	3.24	(6)(f)
	01/15/02	3.46	(6)(f)
	01/18/02	66.07	(4)
	02/11/02	76.93	(6)(f)
	02/28/02	1,034.00	(8)
	03/01/02	0.01	(6)(f)
	04/12/02	5.11	(6)(f)
	07/15/02	6.62	(6)(f)
	10/15/02	7.66	(6)(f)
	01/15/03	8.00	(6)(f)
	01/30/03	833.00	(8)
	01/30/03	20,000.00	(3)
	01/31/03	121.79	(6)(f)
	02/03/03	0.01	(6)(f)
Thomas L. Wilkes	05/31/01	50,000.00	(3)
	06/27/01	11,900.00	(6)
	07/13/01	2.41	(6)(f)
	08/08/01	(65.00)	(9)
	10/15/01	2.66	(6)(f)
	12/20/01	(850.00)	(5)
	01/15/02	2.84	(6)(f)
	02/11/02	76.93	(6)(f)
	02/28/02	1,858.00	(8)
	03/01/02	0.01	(6)(f)
	04/12/02	4.50	(6)(f)
	07/15/02	5.83	(6)(f)
	10/15/02	6.76	(6)(f)
	01/15/03	7.05	(6)(f)
	01/30/03	1,874.00	(8)
	01/31/03	121.79	(6)(f)
	02/03/03	0.01	(6)(f)

(1)	Shares of common stock issued in lieu of cash for director’s fees.

(2)	Dividends reinvested in additional shares of common stock.

(3)	Stock option grant.

(4)	Shares of common stock purchased through Post Properties’ 1995 Non-Qualified Employee Stock Purchase Plan.

(5)	Gift of common stock.

(6)	Purchase or (sale) of common stock.

(7)	115,411 units of Post Apartment Homes, L.P. held by Old Ram Partners, Inc. (“Old Ram”), a corporation jointly controlled by Mr. Williams and Mr. Glover, were redeemed, and 115,411 shares of common stock of Post Properties were issued to Old Ram. Old Ram then redeemed Mr. Williams’ voting stock in Old Ram in exchange for, among other items, 115,411 shares of common stock. The remaining 94,428 units of Post Apartment Homes, L.P. held by Old Ram are now beneficially owned solely by Mr. Glover.

(8)	Restricted stock award.

(9)	Shares of common stock (disposed of) to satisfy tax liability upon vesting of restricted stock.

(a)	Shares held in an account maintained by Post Properties for shares of common stock issued in lieu of cash for director’s fees and dividends on such shares reinvested in additional shares of common stock.

(b)	Shares of common stock acquired or (disposed of) by the participant’s spouse.

(c)	Shares of common stock acquired or (disposed of) by a trust.

(d)	Shares of common stock acquired or (disposed of) by the participant’s daughter.

(e)	Shares of common stock acquired by GIG REIT Fund #1.

(f)	Shares of common stock acquired or units acquired or (disposed of) through the participant’s 401(k) Plan account.

Miscellaneous Information Concerning Participants

      Except as described in this Annex A, the Proxy Statement or the Supplement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since December 31, 2001, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which Post Properties or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A, the Proxy Statement or the Supplement, no participant or Participant Affiliate directly or indirectly beneficially owns any securities of Post Properties or any securities of any subsidiary of Post Properties.

      Except as described in this Annex A, the Proxy Statement or the Supplement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Post Properties or any of its affiliates or any future transactions to which Post Properties or any of its affiliates will or may be a party. Except as described in this Annex A, the Proxy Statement or the Supplement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of Post Properties.

IMPORTANT

          PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF MR. WILLIAMS’ GOLD PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HIM. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT POST PROPERTIES’ BOARD OF DIRECTORS.

          Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call:

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